DATA


PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CERTIFICATE.

WITHDRAWAL CHARGES (SEE SECTION 8.01):      NONE

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):*

[Mortality and Expense Risks Charge:
                  Current and Maximum      Annual rate of 1.10% (equivalent to a
                                           daily rate of 0.003032%).

Administration Charge:
                  Current and Maximum      Annual rate of 0.25%
                                           (equivalent to a daily rate of
                                           0.000692%). We reserve the right
                                           to increase this charge to an
                                           annual rate of 0.35%.
Distribution Charge:
                  Current and Maximum      Annual rate of 0.35% (equivalent to
                                           a daily rate of 0.000973%).]

* NOT APPLICABLE TO FUNDS INVESTED IN THE SPECIAL DOLLAR COST AVERAGING MONEY MARKET FUND





No. 94ICA/B(Rev 0402)Select                                         Data page 9